Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Coca-Cola Europacific Partners plc pertaining to the Amended and Restated Rules and Trust Deed of the
Coca-Cola Europacific Partners plc UK Share Plan and the Rules of the Coca-Cola Europacific Partners plc Employee Share Purchase Plan of our reports dated 13 March 2026, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Coca-Cola Europacific Partners plc included in its Annual Report (Form 20-F) for the year ended 31 December 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

London, United Kingdom
August 4, 2026